EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the use of our report dated April 27, 1995 on the consolidated statements of operations, stockholders' equity and cash flows of American Technical Services Group, Inc. (Successor), a Delaware corporation, for the year ended December 25, 1994 and the five months ended December 26, 1993 (Successor periods), and of American Technical Services Group, Inc. (Predecessor), a Georgia corporation, for the four months ended July 30, 1993 (Predecessor period) (and to all references to our firm) included in the Form S-1 of Strategic Distribution, Inc.

                                          SMITH & HOWARD, P.C.

Atlanta, Georgia
March 26, 1996